EXHIBIT 99.1.3

NEWS RELEASE

CONTACT:	Eileen H. Dunn Investor Relations/Public Relations 561-438-4930 edunn@officedepot.com

Brian Levine Public Relations 561-438-2895 blevine@officedepot.com

OFFICE DEPOT CHAIRMAN AND CEO BRUCE NELSON TO SPEAK AT
GOLDMAN SACHS CONFERENCE;
REMARKS TO BE BROADCAST OVER INTERNET

Delray Beach, Fla. – August 28, 2003 — Office Depot, Inc. (NYSE:ODP), the world’s largest reseller of office products, announced today that its Chairman and CEO Bruce Nelson will speak at a retailing conference sponsored by Goldman Sachs & Company on September 4, 2003, at 1:25 pm (ET). Nelson’s remarks will be broadcast live over the Internet and can be accessed from the Office Depot Web site at http://investor.officedepot.com. A replay of the Webcast will be available from September 4 until midnight on September 18, 2003.

To listen to the Webcast, participants will need a computer with speakers and Windows Media Player. The software links are free and available at the above Office Depot Web address.

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. Office Depot is the world’s leading reseller of office supplies, with annual sales of nearly $13 billion. The company, founded in 1986 and headquartered in Delray Beach, FL, conducts business in 22 countries and employs nearly 50,000 people worldwide.

Operating under the Office Depot, Viking Office Products, Viking Direct, 4Sure.com and Guilbert brand names, Office Depot is an industry leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number two online retailer – on target to generate $2.5B in sales for FY’03 – and is home to a number of award-winning web sites, including http://www.espanol.officedepot.com/ one of the first fully functional, Spanish-language retail sites.

In North America, Office Depot has more than 870 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.